Exhibit 23.1

KPMG Auditores Independentes

Rua do Passeio, 38, setor 2, 17º andar – Centro

20021-290 Rio de Janeiro - RJ

Caixa Postal 2888 - CEP 20001-970 - Rio de Janeiro/RJ - Brasil

Telefone +55 (21) 2207-9400, Fax +55 (21) 2207-9000

www.kpmg.com.br

July 26, 2018

Petróleo Brasileiro S.A. - Petrobras

Avenida República do Chile 65

Rio de Janeiro – RJ

Petrobras Global Finance B.V. – PGF

Weena 762, 3014 DA

Rotterdam, The Netherlands

Re: Consent for Registration Statements on Form F-4 dated July 26, 2018

We consent to the use and incorporation by reference in the Registration Statements on Form F-4 of Petróleo Brasileiro S.A. - Petrobras (“Petrobras”) and Petrobras Global Finance B.V. – PGF, and in the related prospectus, filed with the Securities and Exchange Commission (“SEC”) on July 26, 2018, of our report dated March 14, 2018, with respect to the consolidated statement of financial position of Petrobras as of December 31, 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year then ended, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in Petrobras’s annual report on Form 20-F for the year ended December 31, 2017 filed with the SEC on April 18, 2018. We also consent to the reference to our firm under the heading “Experts” in the prospectus that forms part of such registrations statements.

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes